Exhibit (a)(23)

ALARIS Medical Systems, Inc.
Corporate Headquarters
10221 Wateridge Circle
San Diego, CA
(858) 458-7000 (phone)
(858) 458-7760 (fax) News Release

AT THE COMPANY:
Media: Frank Jepson VP Corp. Communications & IR (858) 458-7448 fjepson@alarismed.com	Investors: William C. Bopp Sr. VP & CFO (858) 458-7994 wbopp@alarismed.com

FOR IMMEDIATE RELEASE
June 18, 2004

ALARIS MEDICAL SYSTEMS SAYS
ICU MEDICAL PATENT SUIT IS WITHOUT MERIT

TENDER OFFER AND MERGER WITH CARDINAL HEALTH UNAFFECTED

SAN DIEGO, CA, JUNE 18, 2004 (BUSINESS WIRE) – ALARIS Medical Systems, Inc. (NYSE:AMI) said today that the allegations in the patent lawsuit announced yesterday by ICU Medical, Inc. are wholly without merit and that the Company believes the ALARIS® SmartSite® and SmartSite® Plus needle-free products do not infringe the ICU Medical patent. ALARIS intends to vigorously defend its intellectual property.

On May 18, 2004, Cardinal Health, Inc. entered into a definitive agreement to acquire ALARIS Medical Systems. Commenting on this matter, David L. Schlotterbeck, president and chief executive officer of ALARIS Medical Systems, said, “We believe that the ICU litigation will have no effect on the tender offer or the merger, and that the acquisition of ALARIS Medical Systems by Cardinal Health will close by the end of June as originally announced.” Schlotterbeck added, “We plan to vigorously defend our intellectual property and related products, however long that takes.”

About ALARIS Medical Systems, Inc.

ALARIS Medical Systems, Inc. develops and markets products for the safe delivery of intravenous (IV) medications. Our IV medication and infusion therapy delivery systems, software applications, needle-free disposables and related monitoring equipment are marketed in the United States and internationally. Our “smart” pumps, with the proprietary Guardrails® Safety Software, help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and gather and record clinical information for review, analysis and interpretation. We provide our products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in over 100 countries through our direct sales force and distributors. Headquartered in San Diego, California, we employ approximately 3,000 people worldwide. Additional information on ALARIS Medical Systems can be found at http://www.alarismed.com.

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the effect of legislative and regulatory changes affecting the health care industry, the historic seasonality of the Company’s sales, the long sales cycle on large capital equipment sales in North America, the difficulty to precisely predict when hospital capital budgets will permit investment in capital equipment, the potential of increased levels of competition, technological changes, the dependence of ALARIS Medical Systems upon the success of new products (including its proprietary Guardrails® Safety Software, the Medley™ Medication Safety System and the Asena® infusion platform) and ongoing research and development efforts including obtaining regulatory approvals, restrictions contained in the instruments governing the Company’s indebtedness, and the significant leverage to which the Company is subject. These and other risk factors are described in the Securities and Exchange Commission filings of ALARIS Medical Systems, Inc., formerly known as ALARIS Medical, Inc., including Form 10-K for the year ended Dec. 31, 2003, and other filings. On June 30, 2003, the two companies were merged. Subsequent SEC filings are available only for ALARIS Medical Systems, Inc. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of ALARIS Medical Systems. Cardinal Health has filed a tender offer statement with the U.S. Securities and Exchange Commission and ALARIS has filed a solicitation/recommendation statement with respect to the Cardinal Health tender offer. Investors and ALARIS stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender documents) and the related solicitation/recommendation statement, as amended, because they contain important information. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, as amended, are available to all stockholders of ALARIS at no expense to them. These documents are also available at no charge at the SEC’s website at www.sec.gov.

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